Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR RELATIONS CONTACT:
Tara Y. Harrison (434) 817-8587

VIRGINIA NATIONAL BANKSHARES CORPORATION

ANNOUNCES PLANNED LEADERSHIP TRANSITION

Charlottesville, VA – November 19, 2025 - Virginia National Bankshares Corporation (NASDAQ: VABK) (the “Company”) today announced the planned retirement of Chief Financial Officer, Tara Y. Harrison, and the hiring of Cathy W. Liles to seamlessly transition into this executive level position. Ms. Liles will become Chief Financial Officer effective November 21, 2025, and Ms. Harrison will serve as Senior Advisor indefinitely until retirement and work closely with Ms. Liles and other members of senior management of the Company to ensure an orderly transition.

President and Chief Executive Officer's comments: “It’s always tough to lose a critical member of your team, but I truly understand Tara’s decision,” stated Glenn W. Rust, President and Chief Executive Officer. “Tara served the bank well for many years, which during that time included a merger, several industry sector crises, Covid, and a ton of new bank regulations and laws. Through all these challenges, the bank grew from $800 million to $1.6 billion in assets and became one of the more profitable community banks in Virginia. I expect this transition to smoothly progress because of the professionalism of both Tara and Cathy, their previous association, and both individuals’ desire to assist one another in the transition period.”

“It has been a privilege to serve as CFO of this great Company and Bank,” said Ms. Harrison. “I look forward to working with Cathy during this transition. Cathy and I have served together on the CFO Committee of the Virginia Bankers Association for many years and I am confident that she has the skills and experience to succeed in this role.” Ms. Harrison, who recently became a grandmother, plans to spend more time with family and friends and serve her church and other volunteer organizations.

Ms. Liles brings many years of industry experience to Virginia National Bankshares Corporation and Virginia National Bank. She has served as the primary financial and accounting leader of similar sized organizations and has a strong audit, accounting and financial background. Ms. Liles commented, “I am excited to begin this new chapter as Chief Financial Officer of Virginia National Bankshares. It is an honor to join an exceptional leadership team that shares my passion for community banking. Together, we will continue building on the Company's strong foundation to deliver lasting value for our shareholders, clients and communities.”

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank. The Bank has seven banking offices throughout Fauquier and Prince William counties, four banking offices in Charlottesville and Albemarle County (including one limited-service banking facility), and banking offices in Winchester and Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.